UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

November 26, 2013

Date of Report (date of earliest event reported)

SALESFORCE.COM, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-32224	94-3320693
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

The Landmark @ One Market, Suite 300

San Francisco CA 94105

(Address of principal executive offices)

Registrant’s telephone number, including area code: (415) 901-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 26, 2013, the Compensation Committee of the Board of Directors of salesforce.com, inc. (the “Company”) approved changes to the compensation packages of Mr. Marc Benioff, our principal executive officer; Mr. Graham Smith, our principal financial officer; and Mr. Parker Harris, one of our named executive officers (collectively, the “Named Executive Officers”). The table below sets forth the annual base salary and annual target bonus for the respective Named Executive Officer and will be effective on February 1, 2014. The bonus amounts will be determined based upon achievement of a mix of Company and individual performance objectives pursuant to the Company’s Kokua Bonus Plan. The Company’s Fiscal Year 2015 will be from February 1, 2014 to January 31, 2015.

Name	Annual Base Salary for Fiscal Year 2015	Annual Target Bonus for Fiscal Year 2015
Marc Benioff	$1,440,000	$2,880,000
Graham Smith	$650,000	$650,000
Parker Harris	$650,000	$650,000

The Compensation Committee of the Board of Directors also approved equity grants to the Named Executive Officers. Mr. Benioff received an option grant to purchase 1,849,441 shares of common stock at the fair market value on the grant date, subject to the Company’s standard vesting schedule. Messrs. Smith and Harris each received an option grant to purchase 217,014 shares of common stock at the fair market value on the grant date and 17,362 restricted stock units, subject in each case to the Company’s standard vesting schedule. The equity awards were granted pursuant to the Company’s normal equity granting schedule on November 26, 2013 and follows the Company’s granting schedule for follow-on equity grants to executive officers.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 27, 2013	salesforce.com, inc.

/s/ Burke F. Norton
Burke F. Norton Chief Legal Officer